EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Three Months Ended
	Year Ended December 31,										March 31,
	2011		2012		2013		2014		2015		2015		2016

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$348,519		$296,805		$159,871		$223,373		$162,066		$57,687		$74,941
Add:
Gain on Sale of Real Estate (1)	3,281		261		1,847		10,512		1,059		—		—
Fixed Charges	286,241		326,261		335,637		345,781		344,606		84,701		88,149
	$638,041		$623,327		$497,355		$579,666		$507,731		$142,388		$163,090

Fixed Charges:
Interest Expense, Net	$205,256		$242,599		$254,174		$260,717		$263,871		$64,898		$67,062
Interest Portion of Rent Expense	80,985		83,662		81,463		85,064		80,735		19,803		21,087
	$286,241		$326,261		$335,637		$345,781		$344,606		$84,701		$88,149

Ratio of Earnings to Fixed Charges	2.2	x	1.9	x	1.5	x	1.7	x	1.5	x	1.7	x	1.9	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2011, 2012, 2013, 2014 and 2015 and for the three months ended March 31, 2015 and 2016 was $920, $55, $430, $2,205, $209, $0 and $0, respectively.